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Guitar Center, Inc. and subsidiaries
Consolidated Balance Sheets
(In thousands)

	December 31, 2002	December 31, 2001
Assets
Current assets:
Cash	$5,931	$17,480
Accounts receivable, less allowance for doubtful accounts $624 and $959, respectively	19,762	19,243
Merchandise inventories	292,075	249,685
Prepaid expenses and deposits	8,626	6,404
Deferred income taxes	6,077	4,744

Total current assets	332,471	297,556
Property and equipment, net	89,702	81,056
Goodwill	25,995	21,032
Deposits and other assets, net	4,231	5,040

	$452,399	$404,684

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$70,745	$78,287
Accrued expenses and other current liabilities	54,211	38,834
Merchandise advances	13,882	12,780
Revolving line of credit	82,690	76,904
Current portion of long-term debt	118	638

Total current liabilities	221,646	207,443
Other long-term liabilities	5,691	3,716
Deferred income taxes	3,352	2,733
Long-term debt	66,782	66,924

Total liabilities	297,471	280,816
Stockholders' equity:
Preferred Stock; authorized 5,000 shares at December 31, 2002 and 2001, none issued and outstanding	—	—
Common Stock, $0.01 par value, authorized 55,000 shares, issued and outstanding 22,746 at December 31, 2002 and 22,315 at December 31, 2001	227	223
Additional paid in capital	253,863	248,063
Accumulated deficit	(99,162)	(124,418)

Total stockholders' equity	154,928	123,868

	$452,399	$404,684

Guitar Center, Inc. and subsidiaries
Consolidated Statements of Income
(In thousands, except per share data)

	Three months ended December 31,
	2002	2001
Net sales	$334,823	$289,908
Cost of goods sold, buying and occupancy	240,042	211,460

Gross profit	94,781	78,448
Selling, general and administrative expenses	69,671	58,829

Operating income	25,110	19,619
Other expense:
Write-off of investment in non-consolidated entity	—	3,539
Interest expense, net	3,521	3,660

Total other expense	3,521	7,199
Income before income taxes	21,589	12,420
Income taxes	8,233	5,839

Net income	$13,356	$6,581

Net income per share
Basic	$0.59	$0.30

Diluted	$0.57	$0.29

Weighted average shares outstanding
Basic	22,637	22,295
Diluted	23,391	22,589

Guitar Center, Inc. and subsidiaries
Consolidated Statements of Income
(In thousands, except per share data)

	Year ended December 31,
	2002	2001
Net sales	$1,100,889	$949,285
Cost of goods sold, buying and occupancy	810,474	702,311

Gross profit	290,415	246,974
Selling, general and administrative expenses	236,537	200,748

Operating income	53,878	46,226
Other expense:
Write-off of investment in non-consolidated entity	—	3,539
Interest expense, net	13,077	13,411

Total other expense	13,077	16,950

Income before income taxes	40,801	29,276
Income taxes	15,545	12,243

Net income	$25,256	$17,033

Net income per share
Basic	$1.12	$0.77

Diluted	$1.09	$0.75

Weighted average shares outstanding
Basic	22,491	22,229
Diluted	23,130	22,700

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Guitar Center, Inc. and subsidiaries Consolidated Balance Sheets (In thousands)
Guitar Center, Inc. and subsidiaries Consolidated Statements of Income (In thousands, except per share data)
Guitar Center, Inc. and subsidiaries Consolidated Statements of Income (In thousands, except per share data)